EXHIBIT 3.3


                                WINSTON & STRAWN
                                 200 PARK AVENUE
                          NEW YORK, NEW YORK 10166-4193


                                October 22, 2002


Van Kampen Focus Portfolios, Taxable Income Series 20

c/o The Bank of New York, As Trustee
101 Barclay Street, 17 West
New York, New York  10286


Dear Sirs:

         We have acted as special counsel for the Van Kampen Focus Portfolios, Taxable Income Series 20 (the "Fund") consisting of Long-Term Investment Grade Trust, Series 8 and Investment Grade Trust, Series 9 (the "Trust"), for purposes of determining the applicability of certain New York taxes under the circumstances hereinafter described.

         The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen Funds Inc. (the "Depositor"), J.J. Kenny Co., Inc., as evaluator (the "Evaluator"), Van Kampen Investment Advisory Corp., an affiliate of the Depositor, as supervisor (the "Supervisory Servicer"), and The Bank of New York, as trustee (the "Trustee"). (All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.) As described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement") (File Number 333-99125), the objectives of the Trusts is as set forth in the Prospectus. It is noted that no opinion is expressed herein with regard to the Federal tax aspects of the bonds, the Trusts, units of the Trusts (the "Units"), or any interest, gains or losses in respect thereof.

         As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

         On the Date of Deposit, the Depositor will deposit with the Trustee the total principal amount of interest bearing obligations and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price and accrued interest, if any, along with the policy purchased by the Depositor evidencing insurance guaranteeing timely payment of principal and interest on some of the obligations comprising the corpus of the Trusts denominated as "Insured" as more fully set forth in the Prospectus and the Registration Statement. All other obligations included in the deposit described above relating to the corpus of the Trusts denominated as "Insured" will be covered by insurance obtained by the issuer of such obligations or by a prior owner, which may be the Depositor prior to the Date of Deposit, guaranteeing timely payment of principal and interest, or will be U.S. Treasury obligations.

         We understand with respect to the obligations described in the preceding paragraph which are deposited into a trust denominated as "Insured" that all insurance, whether purchased by the Depositor, the issuer or a prior owner, provides, or will provide, that the amount paid by the insurer in respect of any bond may not exceed the amount of principal and interest due on the bond and such payment will in no event relieve the issuer from its continuing obligation to pay such defaulted principal and interest in accordance with the terms of the obligation.

         The Trustee did not participate in the selection of the securities to be deposited in the Trust, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of the Trusts as more fully set forth in the Prospectus. The Units, which are represented by certificates ("Certificates"), will be offered to the public upon the effectiveness of the Registration Statement.

         The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by the Trusts and with the proceeds from the disposition of obligations held in the Trusts and the distribution of such interest and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Certificates representing an interest in the Trusts and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic reinvestment option or a conversion option.

         Generally, obligations held in the Trusts may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Trusts, such as default by the issuer in payment of interest or principal on the obligations, and no provision for payment is made therefor either pursuant to any applicable portfolio insurance or otherwise, and the Depositor fails to instruct the Trustee, within thirty (30) days after notification, to hold such obligation.

         Prior to the termination of the Trusts, the Trustee is empowered to sell bonds, on a list furnished by the Depositor, only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Trusts, and under no circumstances may the proceeds of sale of any obligations held by the Trusts be used to purchase new obligations to be held therein.

         In the instant situation, the Trustee is not empowered to, and we assume will not, sell obligations contained in the corpus of the Trusts and reinvest the proceeds therefrom. Further, the power to sell such obligations is limited to circumstances in which the creditworthiness or soundness of the obligation is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Trusts is liquidated subsequent to the termination of the Indenture. Only in circumstances in which the issuer of an obligation attempts to refinance it can the Trustee exchange an obligation for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Trusts.

         Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof.

         By letter dated today, Messrs. Chapman and Cutler, counsel for the Depositor, rendered their opinion that each Unit holder will be considered as owning a share of each asset of the Trusts in the proportion that the number of Units held by such holder bears to the total number of Units outstanding, the Trusts is a grantor trust for federal income tax purposes, and the income of the Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

         Based on the foregoing and on the opinion of Messrs. Chapman and Cutler, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

                    1. Each of the Trusts will not be subject to New York State franchise tax imposed under New York Tax Law Chapter 60, Article 9-A (the Franchise Tax on Business Corporations).

                    2. Each of the Trusts will not be subject to New York City corporation tax imposed under New York City Administrative Code Title 11, Chapter 6 (the General Corporation Tax).

                    3. Each of the Trusts will not be subject to unincorporated business tax imposed under New York Administrative Code Title 11, Chapter 5 (the Unincorporated General Business Tax).

                    4. Each of the Trusts will not be subject to New York State or New York City personal income tax imposed under New York Tax Law Chapter 60, Article 22 and New York City Administrative Code Title 11, Chapter 17.

                    5. The income of the Trusts will be treated as the income of the Unitholders under the income tax laws of the State and City of New York.

                    6. Income or gains from the property of the Trusts received by Unit holders who are nonresidents of the State of New York will not be treated as New York source income in computing their State of New York personal income tax, unless such Units are property employed in a business, trade, profession or occupation carried on in New York.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                          Very truly yours,


                                                          Winston & Strawn